Free Writing Prospectus dated June 20 2007
Filed pursuant to Rule 433
Registration Statement No. 333-143138
Residential Capital, LLC
€600,000,000 Floating Rate Notes due 2010
Pricing Term Sheet
Floating Rate Notes due 2010

Issuer:	Residential Capital, LLC
Size:	€600,000,000
Maturity:	September 27, 2010
Price to Public:	100.000%
Interest Rate Basis:	EURIBOR
Index Maturity:	3 Months
Spread:	+145 basis points
Interest Payment Dates:	The 27th of March, June, September, and December, commencing September 27, 2007
Interest Reset Dates:	The 27th of September, December, March, and June, commencing September 27, 2007
Interest Determination Dates:	Second business day prior to each Interest Reset Date
Day Count Convention:	Act/360
Redemption Provisions:	None
Settlement:	June 27, 2007
Gross Spread:	0.25%
Use of Proceeds:	General corporate purposes
Denominations:	€50,000 and integral multiples of €1,000 above that amount
Ratings:	Baa3/BBB-/BBB/BBBL
Joint Book-running Managers:	Barclays Capital BNP PARIBAS Deutsche Bank
Senior Co-Manager:	Societe Generale
Co-Managers:	Citi, Credit Suisse Securities, HSBC, Lehman Brothers Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275, requesting to be connected to Ext. 2663.

Residential Capital, LLC
£400,000,000 7.875% Notes due 2014
Pricing Term Sheet
7.875% Notes due 2014

Issuer:	Residential Capital, LLC
Size:	£400,000,000
Maturity:	July 1, 2014
Coupon:	7.875%
Price to Public:	99.659%
Yield to Maturity:	7.939%
Spread to Benchmark UK Treasury:	+ 230 basis points
Benchmark UK Treasury:	UKT 5.00% due 9/7/2014
Benchmark UK Treasury Yield:	5.639%
Interest Payment Dates:	January 1 and July 1, commencing January 1, 2008
Day Count Convention:	30/360
Redemption Provisions:	None
Settlement:	June 27, 2007
Gross Spread:	0.425%
Use of Proceeds:	General corporate purposes
Denominations:	£50,000 and integral multiples of £1,000 above that amount
Ratings:	Baa3/BBB-/BBB/BBBL
Joint Book-running Managers:	Barclays Capital Citi HSBC
Senior Co-Manager:	Societe Generale
Co-Managers:	BNP PARIBAS, Bear, Stearns & Co., Bank of Montreal, Deutsche Bank
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275, requesting to be connected to Ext. 2663.